UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

     Filed by the Registrant ☒
     Filed by a Party other than the Registrant ☐
     Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a- 6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

SAVIENT PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

_____

	(2)	Aggregate number of securities to which transaction applies:

_____

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_____

	(4)	Proposed maximum aggregate value of transaction:

_____

	(5)	Total fee paid:

_____

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

_____

(2)	Form, Schedule or Registration Statement No.:

_____

(3)	Filing Party:

_____

(4)	Date Filed:

_____

May 3, 2010

Dear Stockholder:

          We cordially invite you to attend the 2010 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. to be held on Tuesday, June 8, 2010, at 9:00 a.m. at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey.

          The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting. Only stockholders of record and their proxies are invited to attend the annual meeting.

          Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, we hope you will review carefully the enclosed proxy materials and annual report and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

          Thank you for your continued support of Savient Pharmaceuticals.

Sincerely,

Paul R. Hamelin
President

Notice of
2010 Annual Meeting of Stockholders
and
Proxy Statement

One Tower Center, 14th Floor
East Brunswick, NJ 08816
(732) 418-9300

NOTICE OF ANNUAL MEETING

To the Stockholders of Savient Pharmaceuticals, Inc.:

          The 2010 Annual Meeting of Stockholders of Savient Pharmaceuticals, Inc. will be held at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, on Tuesday, June 8, 2010, at 9:00 a.m., to consider and act upon the following:

          1. To elect as directors for terms of one year each of the seven nominees named in the attached proxy statement;

          2. To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending December 31, 2010; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Our Board of Directors has no knowledge of any other business to be transacted at the meeting.

          The Board of Directors has fixed the close of business on April 26, 2010 as the record date for the determination of stockholders entitled to receive this notice and to vote at the annual meeting.

          All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Philip K. Yachmetz
Secretary
May 3, 2010

          Admission to the annual meeting will require an admission ticket and picture identification. If you are a stockholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the annual meeting. If you arrive without the appropriate proof of ownership you may not be admitted to the annual meeting unless we can verify that you were a Savient stockholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

YOUR VOTE IS IMPORTANT

          Whether or not you expect to attend the annual meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically pursuant to the instructions on the proxy card. No postage is required if mailed in the United States. A prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219-9821.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on Tuesday, June 8, 2010

This proxy statement and copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the
Securities and Exchange Commission, are available for viewing, printing and downloading at www.savient.com.

PROXY STATEMENT

General

          Savient Pharmaceuticals, Inc. has prepared this proxy statement to provide our stockholders with information pertaining to the matters to be voted on at our 2010 Annual Meeting of Stockholders to be held on Tuesday, June 8, 2010, at 9:00 a.m., at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, and at any adjournment of that meeting. The date of this proxy statement is April 30, 2010, the approximate date on which we first sent or provided the proxy statement and form of proxy to our stockholders.

          This proxy is solicited on behalf of our Board of Directors. Our Board of Directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the 2010 Annual Meeting of Stockholders by filing written notice with the Secretary of Savient, by signing and delivering a new proxy card bearing a later date, by voting electronically, or by casting your vote in person at the annual meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the annual meeting may be held and permits your votes to be cast in accordance with your directions.

          We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

          Our stock transfer books will not be closed. However, our Board of Directors has fixed the close of business on April 26, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote their shares at the annual meeting. On the record date, there were 67,507,391 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals being presented for stockholder action, with no cumulative voting.

          We are enclosing with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we refer to as our 2009 10-K.

          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or 2009 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations, Telephone: (732) 418-9300. If you would like to receive separate copies of our annual report to stockholders and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Votes Required

          A majority in interest of all shares of our common stock issued, outstanding and entitled to vote on each item of business being submitted for stockholder action at the annual meeting constitutes a quorum with respect to that item of business. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the item of business. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular item of business, which we refer to as broker non-votes, will be counted for purposes of determining whether a quorum exists at the annual meeting for that item of business.

          If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of McGladrey & Pullen, LLP, our independent registered public accounting firm (proposal two), is considered a discretionary item. Accordingly, your brokerage firm may vote your shares with respect to that matter if you do not give instructions.

          However, under a recent change in stock exchange rules that regulate voting by registered brokerage firms, the election of directors (proposal one) is no longer considered to be a discretionary item. Accordingly, your brokerage firm may not vote your shares with respect to either matter if you do not give them voting instructions on the proposals.

          If your brokerage firm does not exercise its discretionary authority with respect to proposal two or you do not provide instructions on how to vote your shares, your shares will be treated as “broker non-votes” on that particular matter.

          The affirmative vote of the plurality of the votes cast at the annual meeting, in person or by proxy, is required for the election of each of the seven directors. Shares that are withheld or that abstain from voting for a particular item of business will not be counted as votes in favor of that proposal, and will also not be counted as shares voting on that proposal. Shares withheld or abstaining and broker non-votes will have no effect on voting for the election of directors, as that item of business requires the affirmative vote of the plurality of the votes cast at the meeting. Shares withheld or abstaining and broker non-votes will have no effect on voting for the ratification of McGladrey.

          The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP, which we refer to as McGladrey, as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The submission of this matter for ratification by stockholders is not legally required, however, the Board of Directors believes that it is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. The affirmative vote of a majority in interest of the votes cast at the annual meeting, in person or by proxy, is required for ratification of the selection of McGladrey as our independent registered public accounting firm. If our stockholders do not ratify the selection of McGladrey, it will be reconsidered by the Audit and Finance Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

          Our charter and bylaws provide that the stockholders or the Board of Directors will fix the number of directors at not fewer than three nor more than 15. We currently have seven directors, each of whom, with the exception of Dr. Ginger Constantine, M.D., was elected by our stockholders at our 2009 Annual Meeting of Stockholders, and each of whose term, including Dr. Constantine’s, expires at the 2010 Annual Meeting of Stockholders. In June 2009, our Board of Directors, based upon the recommendation of its Nominating and Corporate Governance Committee, which retained the services of an executive search firm to assist in identifying and evaluating potential director candidates, expanded the number of directors from six to seven and elected Dr. Constantine to serve on our Board of Directors. Our Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated each of these seven persons for election as a director for a one-year term expiring at the 2011 Annual Meeting of Stockholders. The nominees for director are:

Herbert Conrad Alan L. Heller Joseph Klein III Virgil Thompson	Ginger Constantine, M.D. Stephen O. Jaeger Lee S. Simon, M.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
ELECTING THE SEVEN NOMINEES NAMED ABOVE
FOR A TERM OF ONE YEAR EACH

          The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of each of the seven nominees named in this proxy statement as directors for a term of one year, unless the stockholder instructs otherwise on its proxy card. Our Board of Directors knows of no reason why any nominee should be unable or unwilling to serve; however, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than seven nominees. No family relationships exist between any of our executive officers, our directors or director nominees.

          We have provided information below about our director nominees, all of whom are incumbent directors, including their ages, years of service as directors, business experience, and service on the board of directors of other publicly-held companies, including any other directorships held during the past five years. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the Board to conclude that he or she should serve as a director of Savient, at the time we file our proxy statement, in light of our business and structure. No corporation or organization referred to below is a subsidiary or other affiliate of ours.

          HERBERT CONRAD — Age 77 — Mr. Conrad has been a director since 1993 and is a member of our Compensation and Human Resources and Nominating and Corporate Governance Committees. Mr. Conrad was U.S. President of Roche Pharmaceuticals Division, Hoffmann-La Roche, Inc., a pharmaceutical company, from December 1981 until his retirement in September 1993. Mr. Conrad has served on the board of Pharmasset, Inc., a pharmaceutical company, since March 2008, and is a member of its nominating and corporate governance committee. Mr. Conrad is also a director of Celldex Therapeutics, a biotechnology company, and chairperson of Celldex’s nominating and corporate governance committee. Mr. Conrad previously served on the board of directors of Symphony Evolution, a biotechnology company, from 2005 to 2009.

          Mr. Conrad has over 40 years of executive management experience in the pharmaceutical and biopharmaceutical industries and brings to the Board broad expertise and unique insights into the challenges, opportunities and operational issues that both large and small company’s face in today’s environment.

          GINGER CONSTANTINE, M.D. — Age 54— Dr. Constantine has been a director since June 2009 and is a member of our Nominating and Corporate Governance Committee. Until March 2010, when it was acquired by Pfizer Pharmaceuticals, Dr. Constantine served as Vice President of Women’s Health & Bone Repair Medical Research at Wyeth Research, a division of Wyeth Pharmaceuticals, a pharmaceutical company, and held Vice President positions with Wyeth since 2000. Dr. Constantine has held various management positions of increasing responsibility in the therapeutic areas of rheumatology, metabolism and bone repair within the Wyeth Pharmaceuticals and Wyeth Research organizations. Prior to joining Wyeth, Dr. Constantine was a practicing physician specializing in Rheumatology and Internal Medicine. Dr. Constantine obtained her medical degree from Temple University and completed her Rheumatology Fellowship at the University of Pennsylvania. She is currently a member of the American College of Rheumatology and a committee member for The Endocrine Society as well as various medical societies, including the American Medical Association, American Rheumatism Association and the Pennsylvania Medical Society.

          Dr. Constantine has over 15 years of management experience in the pharmaceutical industry and is a licensed rheumatologist. Dr. Constantine’s experience with rheumatology, research, and global pharmaceutical affairs adds significant value to Board discussions.

          ALAN L. HELLER — Age 56 — Mr. Heller has been a director since May 2006 and is Chairperson of our Nominating and Corporate Governance Committee and a member of our Compensation and Human Resources Committee. Since March 2006, Mr. Heller has been an investment advisor to Water Street Healthcare Partners, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January to November 2004, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JPMorgan Chase & Co. From 2000 to 2004, Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, a global diversified healthcare company. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. Mr. Heller previously served on the board of directors of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment of blood loss, and Applied Neurosolutions, a development stage biopharmaceutical company.

          Mr. Heller has over 30 years of executive management experience in the pharmaceutical industry combined with significant experience in the area of investment banking and management. His years of experience in the area of pharmaceutical marketing, sales and operations, along with his broad strategic and tactical expertise, provide invaluable strategic guidance to the company and the Board.

          STEPHEN O. JAEGER — Age 65 — Mr. Jaeger has been a director since 2003, our non-executive Chairman since 2006, is the chairperson of our Compensation and Human Resources Committee and a member of our Audit and Finance Committee. From March 1999 until April 2000, Mr. Jaeger was Chief Executive Officer of eBT International, Inc., a software company, and from June 2001 until his retirement in December 2005, he served as eBT’s President and Chief Executive Officer. From 1997 to 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer of The Clinical Communications Group, a medical education company, and from 1995 to 1997, he was Vice President, Chief Financial Officer and Treasurer of Applera Corporation, a life sciences company. Mr. Jaeger is a certified public accountant. Mr. Jaeger previously served on the board of directors of Aradigm Corporation, an emerging specialty pharmaceutical company, from 2003 to 2008, and Arlington Tankers Ltd., an international seaborne crude oil transportation company, from 2004 to 2009.

          Mr. Jaeger has significant senior management experience and financial oversight, auditing and accounting experience. As Chairman of the Board, Mr. Jaeger is extremely conscientious and diligent in keeping the other directors abreast of current operational and oversight issues we face, and as a member of the Audit and Finance Committee actively collaborates with our independent auditors and senior management team on critical issues facing us and maintaining our financial position.

          JOSEPH KLEIN III — Age 49 — Mr. Klein has been a director since May 2006 and is Chairperson of our Audit and Finance Committee. Mr. Klein is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein served as a Venture Partner of Red Abbey Venture Partners, L.P., a life science private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. From 1989 to 1998, Mr. Klein was a health care investment analyst at T. Rowe Price Associates, Inc., where he was the founding portfolio manager of the T. Rowe Price Health Sciences Fund, Inc. Mr. Klein currently serves on the board of directors of three other publicly-traded biotechnology companies: Isis Pharmaceuticals, Inc.; OSI Pharmaceuticals, Inc.; and PDL BioPharma, Inc. Mr. Klein serves on the board of directors of The Prospector Funds, Inc., an SEC registered investment company that manages two no-load mutual funds. Mr. Klein previously served on the board of directors of five public companies during the past five years: BioMarin Pharmaceutical, Inc. from 2005 to 2010, Clinical Data, Inc. from 2005 to 2006, Genaissance Pharmaceuticals, Inc. from 2003 to 2005, Guilford Pharmaceuticals, Inc. from 1998 to 2005, and NPS Pharmaceuticals, Inc. from 1998 to 2007. Mr. Klein also serves on the boards of private and non-profit entities. Mr. Klein received a B.A., summa cum laude, in economics from Yale University, and an MBA from the Graduate School of Business at Stanford University.

          Mr. Klein has substantial capital management and financial oversight experience. His background working with investment banks, as well as his instinctive financial perspective and experience in organizing companies, adds value to our Board and the Audit and Finance Committee, which he chairs.

          LEE S. SIMON, M.D. — Age 59 — Dr. Simon has been a director since May 2006. In January 2009, our Board of Directors retained Dr. Simon as a consultant to supervise our efforts to obtain U.S. regulatory approval for our product candidate KRYSTEXXATM (pegloticase), including preparation for our upcoming FDA Arthritis Advisory Committee panel for our biologics license application for KRYSTEXXA. From 2004 to February 2009, Dr. Simon served as a member of the voluntary staff of Beth Israel Deaconess Medical Center. From 2003 to February 2009, Dr. Simon was an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the U.S. Food and Drug Administration. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School.

          Dr. Simon is a licensed rheumatologist and serves on the advisory committees of numerous development-stage pharmaceutical companies, which provides him with an acute perspective on the needs and challenges of our company and allows him to offer meaningful insight on the drug development and regulatory processes at Board meetings.

          VIRGIL THOMPSON — Age 70 — Mr. Thompson has been a director since 1994 and is a member of our Audit and Finance and Nominating and Corporate Governance Committees. Since July 2009, Mr. Thompson has served as Chief Executive Officer of Spinnaker Biosciences, Inc., a private ophthalmic drug delivery company. From 2002 to July 2007, Mr. Thompson was President and Chief Executive Officer of Angstrom Pharmaceuticals, Inc., a pharmaceutical company, and served on its board of directors until 2009. From 2000 to 2002, Mr. Thompson was President, Chief Executive Officer and a director of Chimeric Therapies, Inc., a biotechnology company, and he was our President and Chief Operating Officer from 1999 to 2000. From 1996 to 1999, Mr. Thompson was President and Chief Executive Officer of Cytel Corporation, a biotechnology company. Mr. Thompson is chairperson of the board of directors of Aradigm Corporation, an emerging specialty pharmaceutical company, as well as chairperson of its compensation committee and a member of its nominating and corporate governance and audit committees. Mr. Thompson is chairperson of the board of directors of Questcor Pharmaceuticals, Inc., and serves on its compensation, audit and nominating and corporate governance committees.

          Mr. Thompson has over 40 years of significant senior management and financial oversight experience in the pharmaceutical and biopharmaceutical industries. He provides the Board invaluable insight into the functioning of a pharmaceutical company, and his involvement on various board committees allows him to bring meaningful perspective to the committees on which he serves.

INFORMATION RELATED TO THE BOARD OF DIRECTORS
AND CERTAIN OF ITS COMMITTEES

Corporate Governance Guidelines

          Our Board of Directors believes that good corporate governance is important to ensure that Savient is managed for the long-term benefit of its stockholders. Complete copies of the corporate governance guidelines described below are available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

          The Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of Savient and its stockholders. These guidelines, which provide a framework for the conduct of the Board of Directors’ business, provide that:

•	the principal responsibility of the directors is to oversee the management of Savient;

•	a substantial majority of the members of the Board of Directors shall be independent directors;

•	the outside directors shall meet regularly in executive session without management present;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board of Directors and its committees shall conduct a self-evaluation to determine whether they are functioning effectively.

          In February 2007, our Corporate Governance Guidelines were revised to provide for a minimum stock ownership policy for members of our Board of Directors, with minimum ownership levels equal to two times the cash retainer paid to directors, whether paid in cash or shares and options, based on the closing price of our common stock on December 8, 2006, to be achieved within three years of the earlier of the date of adoption of this policy or a director’s joining the Board. As of April 26, 2010, all but one of the directors who was on our Board at the time the policy was adopted was in compliance with this policy, and we expect that he will be in compliance by the end of this year.

Determination of Independence

          Our common stock is listed on The Nasdaq Global Market. Under applicable Nasdaq rules, a director of Savient will qualify as an “independent director” only if our Board of Directors determines that the director does not have a relationship with Savient that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors determined that none of Messrs. Conrad, Heller, Jaeger, Klein, Thompson or Dr. Constantine has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules. As described below under Related Person Transaction Policy, Dr. Simon is not an “independent director” due to his consulting arrangement with the company.

Director Nomination Process

          The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to directors, senior management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

          In considering whether to recommend any particular candidate for inclusion in the Board of Directors’ slate for director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s career experience, relevant technical skills, industry knowledge and experience, financial expertise, local or community ties, strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee does not assign specific weights to particular criteria. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

          Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to: the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Director Qualifications and Diversity

          The Nominating and Corporate Governance Committee has not established specific requirements related to age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.

          The Board of Directors has developed a group of criteria that are designed to describe what qualities and characteristics are desired for the Board of Directors as a whole. The full Board of Directors has conducted over the past three years an annual self-evaluation of its membership with respect to this criteria. The principal purpose of this evaluation is to help ensure the Board of Directors remains comprised of members fulfilling the desired complement of talents and expertise for the Board of Directors as a whole. No single director is expected to have each criterion. The Board of Directors applies these same criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.

          The criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust. In general, they require that each director:

•	shall be prepared to represent the best interests of all of our stockholders;

•	have a willingness to commit the time required to fully discharge his or her responsibilities to the Board of Directors; and

•	shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

        In addition, it is anticipated that the Board of Directors as a whole will have individuals that:

•	contribute to the Board of Directors’ overall diversity;

•	contribute positively to the collaborative culture among Board members; and

•	possess professional and personal experiences and expertise relevant to Savient’s goal of being a leading specialty biopharmaceutical company.

          The Nominating & Corporate Governance Committee also considers Board diversity in selecting director nominees and reviewing current Board composition, diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics. The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating & Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

          A complete statement of the criteria is annexed to our Corporate Governance Guidelines, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

Communications from Stockholders and Other Interested Parties

          Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate.

          Stockholders who wish to communicate with our entire Board of Directors or our non-executive directors may do so by writing to: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Chairperson of the Board of Directors. Communications will be forwarded to all directors if they relate to substantive matters that the chairperson of our Board of Directors, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

          Our Board of Directors is responsible for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board of Directors’ primary responsibility is to serve the best interests of our stockholders and, in so doing, oversee Savient’s management. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and it evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Savient. Our management keeps the directors informed of company activity through regular reports and presentations at Board and committee meetings.

          Our Board of Directors met 18 times during 2009. Each director attended 75% or more of the total number of meetings during 2009 of the Board of Directors and the committees, if any, of which such director was a member.

          Our Board of Directors’ standing committees are our Audit and Finance Committee, our Compensation and Human Resources Committee and our Nominating and Corporate Governance Committee. Our Board of Directors has determined that all members of each of its three standing committees are independent as defined under The Nasdaq Stock Market, Inc. Marketplace Rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Each committee has a charter that has been approved by our Board of Directors. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and our code of ethics in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com, or by writing to: Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816, Attention: Investor Relations.

          We expect, barring extenuating circumstances, that the members of the Board of Directors will attend our 2010 Annual Meeting of Stockholders. Each of our directors, with the exception of Drs. Constantine and Simon, attended our 2009 Annual Meeting.

          Audit and Finance Committee

          Our Audit and Finance Committee assists our Board of Directors in overseeing the quality and integrity of our financial statements, our disclosure and financial reporting process, our internal controls and procedures for financial reporting, the performance of our internal audit function and our registered public accounting firm, our outside registered public accounting firm’s qualifications, independence and compliance with our code of ethics and applicable legal and regulatory requirements. Messrs. Klein (Chairperson), Jaeger and Thompson are the current members of the Audit and Finance Committee. Our Board of Directors has determined that Messrs. Jaeger and Klein qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission, or the SEC. During 2009, the Audit and Finance Committee held 7 meetings. The Audit and Finance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

          Nominating and Corporate Governance Committee

          In 2002, our Board of Directors formed a nominating committee. In 2004, the nominating committee became responsible for taking a leadership role in shaping our corporate governance policies and practices and thus the nominating committee was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying, evaluating and recommending director candidates and the renomination of current directors to the Board, overseeing compliance with our adopted policies and procedures regarding corporate governance principles and practices, and making recommendations to the Board of Directors regarding modifications, if any, to our corporate governance principles and practices.

          Messrs. Heller (Chairperson), Conrad, Thompson and Dr. Constantine are the current members of the Nominating and Corporate Governance Committee. During 2009, the Nominating and Corporate Governance Committee held two meetings, including a meeting to approve the nominees for election as directors at the 2009 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com.

          Compensation and Human Resources Committee

          Our Board of Directors formed the Compensation and Human Resources Committee to review compensation practices applicable company-wide, to recommend compensation for senior executives, including the President, to administer our employee benefits, stock option and incentive plans, to review and make recommendations to the Board of Directors with respect to all senior management compensation and benefit matters, including our principal executive officer’s compensation, and to review and make recommendations to the Board of Directors with respect to director compensation. In this proxy statement, we sometimes refer to the Compensation and Human Resources Committee as the Compensation Committee. Messrs. Jaeger (Chairperson), Conrad and Heller are the current members of the Compensation Committee. During 2009, the Compensation Committee held eleven meetings, each of which included an executive session of the committee. Our President, Mr. Hamelin, was present at all but two of the committee meetings; however, he did not attend any executive sessions. As discussed below, the Compensation Committee’s compensation consultant attended all or a portion of eight of these meetings, including executive sessions.

          Our Compensation Committee operates pursuant to a written charter, a copy of which is available in the “Corporate Governance” section of the “About Savient” feature of our website, www.savient.com. The Compensation Committee conducts a yearly review of its charter, which may be amended by a majority vote of the Committee. The chairperson of the Compensation Committee, with input from the President and Committee members, sets the Committee’s agenda and schedules Committee meetings. The Compensation Committee has budgetary authority to retain independent legal, compensation practice and other advisors as it deems necessary or appropriate to carry out its responsibilities.

          The Compensation Committee may delegate, pursuant to predetermined and approved guidelines, to one or more executive officers, the power to grant options to employees of Savient who are not directors or executive officers. The Compensation Committee has delegated this authority only to our President.

          The Compensation Committee is composed entirely of independent directors as determined by our Board of Directors with reference to The Nasdaq Stock Market, Inc. Marketplace Rules and the rules of the SEC. The Compensation Committee establishes and administers an overall compensation program for our executive officers that is intended to support our commitment to enhancing stockholder value by attracting and retaining high-performing executives and motivating them to achieve our objectives. The Compensation Committee reviews and recommends to the Board of Directors for approval all elements of compensation for our principal executive officer and our other executive officers, including the executive officers listed in the Summary Compensation Table appearing on page 21. The Compensation Committee specifically reviews and recommends to the Board of Directors for approval the salary, annual non-equity incentive awards (which take the form of cash bonuses) and long-term equity incentive compensation and any other benefits for our executive officers. The Compensation Committee also reviews and approves, subject to the ratification of the Board of Directors, the performance measures in the annual and long-term incentive plans for our executive officers, as well as the compensation and long-term incentive policies applicable to all of our employees.

          Mr. Hamelin made recommendations to the Compensation Committee regarding our other executive officers’ performance, base salary, and annual and long-term equity incentive compensation awards, which the Compensation Committee took into consideration in determining compensation targets for 2009.

          Compensation Consultant. The Compensation Committee has engaged Radford Surveys + Consulting as a compensation consultant to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at comparable companies and expertise on compensation strategy and program design. Based on this information, as well as on the responsibilities of, and demands placed on, our executive officers, the compensation consultant provides recommendations to the Compensation Committee regarding compensation levels and structure for our executive officers. During 2009, at the request of the Compensation Committee, Radford also reviewed and opined on our annual non-senior management stock program, the creation of a retention program for non-senior management employees and presented a report on our director compensation program. The decision to engage Radford for these services was made by our senior management team, with approval from our Board of Directors.

          Other Committees

          In addition to the standing committees discussed above, our Board of Directors from time to time may form temporary advisory committees consisting of one or more directors to review and advise the Board of Directors on specific issues. Our Board of Directors may compensate these directors on a case-by-case basis for service on these advisory committees, based on the amount of work involved.

          In November 2008, our Board of Directors established a BLA Oversight Committee with responsibility for oversight and management of our efforts to obtain FDA approval of our biologic license application for our drug product candidate, KRYSTEXXA, and for its commercial launch. The BLA Oversight Committee was disbanded in September 2009. Dr. Simon (Chairperson) and Mr. Heller were the members of the BLA Oversight Committee.

          The Pricing Committee, a subcommittee of our Audit and Finance Committee, was also established in connection with offerings of our company stock during 2009. Messrs. Klein (Chairperson), Jaeger and Thompson were the members of the Pricing Committee.

Compensation and Human Resources Committee Interlocks and Insider Participation

          In 2009 our Compensation Committee consisted of Messrs. Jaeger (Chairperson), Conrad and Heller. None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our Compensation and Human Resources Committee.

Board Role in Risk Oversight

          The Board is responsible for overseeing management and the business affairs of the Company, which includes the oversight of risk. The Board’s ultimate goal is to ensure that Savient continues as a successful business, to optimize our financial returns in light of the business risks we face, to increase stockholder value over time, and to protect the interests of all of our stockholders. Like all companies, we face a variety of risks, both internal and external, and many factors work simultaneously to affect our overall business risk. The Board works within a climate of respect and candor, fostering a culture of open dialog between Board members and senior management. The Board fulfills this oversight responsibility by:

•	maintaining a governance framework, or “tone at the top,” that describes broad areas of responsibility and includes appropriate checks and balances for effective decision making and approvals;

•	making effective decisions that set the proper tone, character, and strategic direction for the Company;

•	ensuring that senior management carry out their responsibilities; and

•	holding the appropriate persons accountable for the execution of the strategic plan.

          The Board administers its risk oversight function directly and through the Audit and Finance Committee, which receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks. The Audit and Finance Committee receives these reports from the appropriate member of senior management to enable it to understand our risk exposure, risk management and risk mitigation strategies. When the Audit and Finance Committee receives the report, the chair of the Audit and Finance Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit and Finance Committee discusses our policies with respect to risk assessment and risk management.

          The Board recognizes that our business risk is not static, and that it is not possible to mitigate all risk and uncertainty all of the time. However, comprehensive knowledge of the company’s many elements of risk allows the Board proper oversight perspective with senior management in managing the material risks we face. Overall, the senior management team believes the company takes a systematic and proactive approach to risk management that includes an ongoing evaluation and assessment of both the internal and external business risks we face.

Board Leadership Structure

          We currently do not have a Chief Executive Officer, and our President is currently the senior most executive management employee. We separate the roles of President and Chairman of the Board in recognition of the differences between the two roles. The President is responsible for setting our strategic direction and our day to day leadership and performance, while the Chairman of the Board provides guidance to the President and sets the agenda for Board meetings and presides over meetings of the full Board. Our Board believes that having separate positions, with an independent non-executive director serving as Chairman, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

          Related Person Transaction Policy

          Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Savient is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

          If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Committee to review, and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

          A related person transaction reviewed under the policy will be considered approved or ratified, if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the related person transaction was undertaken in the ordinary course of our business;

•	whether the terms of the related person transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

          The Audit and Finance Committee may approve or ratify a related person transaction only if it determines that, under all of the circumstances, the transaction is in Savient’s best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

          In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

          The policy further provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Human Resources Committee in the manner specified in its charter.

          In January 2009, our Board of Directors retained one of our directors, Dr. Simon, as a consultant to supervise our efforts to obtain U.S. regulatory approval for KRYSTEXXA, including preparation for our upcoming FDA Arthritis Advisory Committee panel for our biologics license application for KRYSTEXXA. Pursuant to our agreement with Dr. Simon, we paid Dr. Simon a total of $500,000 during 2009. Accordingly, Dr. Simon is no longer an independent director.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

          This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and our next most highly-compensated executive officers for 2009, which we refer to as named executive officers, or NEOs, as well as our former President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Medical Officer and Senior Vice President, Quality & Regulatory Affairs. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Compensation Risks

          We believe that risks arising from our compensation policies and practices for our employees and NEOs are not reasonably likely to have a material adverse effect on the company. In addition, the Compensation and Human Resources Committee of our Board of Directors, which we refer to as the Compensation Committee, believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks.

Compensation Philosophy and Objectives

          The Compensation Committee has responsibility for reviewing and making recommendations to the Board of Directors for approval of the compensation and benefits program for our NEOs. The Compensation Committee acts pursuant to a charter that has been approved by our Board of Directors.

          Our overall executive compensation philosophy is that total compensation should be based on performance, vary with the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan and annual budget, be competitive with our peer companies, be internally equitable given the relative responsibilities and individual contributions of each NEO, and be closely aligned with the interests of our stockholders. We designed these policies to attract and retain executive officers who are critical to our long-term success by providing a competitive compensation package and recognizing and rewarding individual performance and individual contributions to the achievement of company-wide performance.

          A Substantial Portion of Compensation Should Be Performance-Based. Our compensation program is designed to reward performance that meets or exceeds predetermined short and long-term objectives. For example, whether and to what extent annual non-equity incentive awards (annual short-term cash compensation) are made to NEOs depends largely on the extent to which financial, operational and commercial goals, which we refer to collectively as the Goals, established by the Compensation Committee and approved by the Board of Directors at the beginning of each calendar year, are attained. We deliver a significant portion of our NEOs’ equity-based compensation in the form of performance-based equity grants that vest if, and only to the extent that, both the NEO remains employed by us and specific Goals and strategic initiatives established for these grants are met within specified timeframes.

          A Substantial Portion of Compensation Should Be Delivered in the Form of Equity Awards. The Compensation Committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to better align the interests of our NEOs with the interests of our stockholders. In 2009, we granted annual long-term equity awards to our NEOs in the form of stock options and premium stock options, which are exercisable at a price in excess of the closing price on the grant date, that vest in equal portions over a four-year period, performance-based stock options and performance-based restricted stock, which we refer to collectively as performance shares, that vest on the attainment of certain conditions within a specified timeframe, and shares of service-based restricted stock that vest in equal portions over a three-year period.

          Our Compensation Program Should Enable Us to Compete for Talented Executives. The Compensation Committee believes that stockholders are best served when we can attract and retain talented NEOs with compensation packages that are competitive and fair. The Compensation Committee believes it has designed a compensation package for NEOs that will deliver total compensation (base salary, annual non-equity incentive awards and long-term equity awards) targeted to the median of executive compensation paid by a group of companies that we believe to be our peers, which we refer to as our Peer Group. When making compensation decisions, we also look at the compensation of our NEOs relative to the compensation paid to similarly-situated executives at companies in our Peer Group. We refer to this process as benchmarking.

          Our Compensation Program Should Be Fair, and Perceived as Such, Both Internally and Externally. The Compensation Committee aims to create a compensation program that will be perceived as fair, both internally taking into consideration the relative responsibilities and individual contributions of each of our NEOs, and externally, taking into consideration the compensation paid to similarly situated executives at companies in our Peer Group. For this purpose, total compensation includes base salary, annual non-equity incentive awards and other items noted in the Summary Compensation Table. In 2009, the Compensation Committee also considered the impact of the departure of several members of our senior management team on our NEOs and the unique challenges facing our company.

Role of Principal Executive Officer in Compensation Decisions

          Our principal executive officer annually reviews the performance of each NEO (other than himself, whose performance is reviewed by the Compensation Committee and the Board of Directors), and in particular, each NEO’s contributions to achievement of the corporate components of the Goals, strategic objectives and individual performance. In December 2008, Mr. Hamelin presented these reviews, along with his resulting recommendations with respect to salary adjustments and annual non-equity incentive award amounts, to the Compensation Committee. The Compensation Committee then considered his recommendations with respect to each NEO.

Role of Compensation Consultant

          To assist the Compensation Committee in assessing our compensation program, the Compensation Committee may engage independent consulting firms. Such compensation consultants report directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain and dismiss the compensation consultants. In August 2007, the Compensation Committee engaged Radford Surveys + Consulting, which we refer to as Radford, to provide advice on compensation practices and total compensation levels, data on compensation levels for similar positions at companies in our Peer Group, and expertise on compensation strategy and program design. The Compensation Committee reviews market data provided by Radford in determining the levels, mix and duration of award periods for long-term executive compensation. Radford representatives regularly prepare materials for discussion at Compensation Committee meetings, and they are frequently invited to attend such meetings.

Peer Group and Benchmarking Executive Compensation

          Radford provides the Compensation Committee with information regarding the executive compensation practices of our Peer Group. The companies that comprise our Peer Group are selected based on number of employees, revenues, and market capitalization.

          When making compensation decisions, we consider benchmark data from our Peer Group to inform, rather than supplant, individual and corporate performance, internal and external pay equity and other factors that we consider when making compensation decisions. With Radford’s assistance, the Compensation Committee established our current Peer Group in 2007, and updated it in 2009 to remove companies that were no longer independent companies.

          During 2009, our Peer Group consisted of the following life science, pharmaceutical and biopharmaceutical companies:

Acadia Pharmaceuticals	InterMune	Progenics Pharmaceuticals
Array Biopharmaceuticals	Isis Pharmaceuticals	Sangamo BioSciences
Dendreon	Keryx Pharmaceuticals	Seattle Genetics
Durect	Maxygen	SuperGen
GTx	Onyx Pharmaceuticals	Theravance
Incyte	Pain Therapeutics	ViroPharma
Xenoport

Establishing Compensation

          After considering various survey data, business objectives and compensation policies, and the recommendations of our principal executive officer, the Compensation Committee annually determines levels of base compensation and annual and long-term incentives, targeted at the median of compensation paid by companies in our Peer Group. The Compensation Committee can and does vary the compensation of individuals from the competitive benchmarks based on such factors as individual performance, potential for future advancement, the importance of the executive’s position to us, the difficulty of replacement, current responsibilities or additions to responsibilities, length of time in current position, and, for recently hired NEOs, their prior compensation packages.

Components of Executive Compensation

          The key components of our executive compensation program are base salary, annual non-equity incentive awards and long-term equity-based incentive awards, as discussed below.

Cash Compensation

          In determining and evaluating an individual NEO’s cash compensation, we consider individual performance, the attainment of specific strategic, financial and other operational objectives directly related to our strategic business plan, and competitiveness with our Peer Group. Moreover, we believe cash compensation should reflect the external market value of a particular role as well as the experiences and qualifications that an individual brings to the role. We pay cash compensation in the form of salary and annual non-equity incentive awards. Salary is included in the NEO compensation package because the Compensation Committee recognizes that some portion of cash compensation should be fixed. We also include annual non-equity incentive awards, which are performance-based cash awards, in the package because they permit the Compensation Committee to help motivate our NEOs to pursue particular short-term objectives that the Compensation Committee believes are consistent with the overall goals and strategic direction that the Board of Directors has set for us. The components comprising cash compensation, which in the aggregate totaled between approximately 43% and 62% of each individual NEO’s 2009 total compensation, are set forth in the Summary Compensation Table on page 21.

          Base Salary. The Compensation Committee annually reviews and considers adjustments to the base salary of each of our NEOs based on company performance, individual performance, Peer Group data and market conditions. For newly hired or promoted NEOs, base salary is established based on their counterparts at companies in our Peer Group and the individual NEO’s base salary at his immediately prior position. In adjusting salaries, the Compensation Committee is generally mindful of its overall goal to keep cash compensation for the NEOs at the median of cash compensation paid by companies in our Peer Group. Assuming threshold performance levels are met, the amount of cash compensation that is provided to an NEO in the form of salary and annual non-equity incentive awards is generally substantially less than the value that is provided in the form of long-term equity compensation, which is described below. This weighting reflects the Compensation Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to long-term, company-wide goals.

          2009 Increase in Base Salary. In 2009, the Compensation Committee, with input from Mr. Hamelin and Radford, approved the maintenance of NEO base salaries at December 31, 2008 levels. The Compensation Committee based this decision on its determination that salary maintenance was consistent with the broader plan to better control cash expenditures in 2009, and, while a number of the 2008 Goals had been achieved, the degree of achievement was not sufficient to warrant merit increases to NEO base salaries. The base salaries of our 2009 NEOs are summarized below:

Name	2009 Base Salary
Paul Hamelin	$406,000
Philip K. Yachmetz	$388,212
David G. Gionco	$280,000	(1)
Christopher Clement (2)	$517,274
Brian J. Hayden (3)	$332,049
Zebulun D. Horowitz, M.D. (4)	$378,700
Robert B. Lamm (5)	$294,000

(1)	Reflects a 22.4% salary increase in connection with Mr. Gionco’s promotion in February 2009 to the position of Group Vice President, Chief Financial Officer.

(2)	Former President and Chief Executive Officer.

(3)	Former Senior Vice President and Chief Financial Officer.

(4)	Former Senior Vice President and Chief Medical Officer.

(5)	Former Senior Vice President, Quality and Regulatory Affairs.

          Non-Equity Incentive Awards. Our executive officers are eligible to receive annual non-equity incentive awards, which we pay in the form of cash bonuses. The Compensation Committee’s policy is to attribute a significant portion of executive officers total cash compensation to such annual non-equity incentive awards. The Compensation Committee retains discretion to modify the targets in light of unexpected events, such as extraordinary business developments, to award non-equity incentive awards even if targets are not met, and to reduce non-equity incentive awards even if targets are met.

          In 2009, the non-equity incentive target award levels for our NEOs who were employed by us as of December 31, 2009, were 60% of base salary for Mr. Hamelin, 50% of base salary for Mr. Yachmetz, and 40% of base salary for Mr. Gionco. Individual target award levels are reviewed annually to ensure that the respective target amounts reflect the underlying responsibilities of each position within the Company.

          2009 Non-Equity Incentive Awards. Non-equity incentive awards for 2009 were based on a combination of (i) the attainment of the Goals, which account for 80% of an NEO’s target award, and (ii) an executive success factor, or ESF, which accounts for the remaining 20% of an NEO’s target award. The ESF is based in equal parts on a peer to peer evaluation of specified elements of individual performance and the NEO’s evaluation of each other NEO’s performance against the same individual performance elements. Mr. Hamelin’s ESF is based in equal parts on a peer to peer evaluation and the Committee’s evaluation against these same individual performance elements. The Compensation Committee has the option to increase the bonus multiplier above 100% to a maximum of 125% of target bonus for extraordinary performance, determined at its discretion, applicable to both the Goals and ESF portions of the award calculation. As a result of the FDA’s issuance of a complete response letter that did not constitute final approval of our KRYSTEXXA BLA, and the subsequent resubmission of our BLA in March 2010, several of the 2009 Goals were not achieved or only partially achieved.

          For 2009, the Goals encompassed the advancement of the KRYSTEXXA BLA through the FDA approval process, including preparation for and execution of our defense of the BLA before the FDA’s Arthritis Advisory Committee; preparations for the commercial launch of KRYSTEXXA upon approval, including managed care, medical science liaison and sales force preparations and preparation of REMS materials; financial and operational objectives related to the management of the company’s financial resources and execution on appropriate financing opportunities; the execution of a manufacturing plan to support the commercialization and product labeling of KRYSTEXXA; the execution on the publications strategy related to KRYSTEXXA; and other operational matters. The Compensation Committee determined that of the Goals, which equate to 80% of the NEOs’ target bonuses, a total level of 65% of achievement was attained.

          As for each NEO’s ESF, which (as described above) accounted for 20% of each NEO’s overall target award, the Compensation Committee evaluated each NEO’s individual performance based on his leadership and management skills, level of integrity and vision. The Compensation Committee decided to award Messrs. Hamelin, Yachmetz and Gionco an ESF of 20%, 20% and 17%, respectively. Accordingly, each NEO was entitled to between 82% and 85% of his 2009 target non-equity incentive award. In 2008, the Compensation Committee determined not to grant non-equity incentive awards to our NEOs as the degree of achievement of the 2008 Goals was insufficient to warrant such awards.

          Other Compensation. The Compensation Committee may award one-time sign-on bonuses and relocation and temporary housing reimbursement payments, which may be grossed-up for taxes, to a newly-hired NEO in connection with the commencement of his employment if it determines that doing so is necessary to attract talented executives.

          Each of our NEOs is eligible to participate in our 401(k) plan. Pursuant to the plan, in 2009, all employees, including NEOs, who met age and service requirements could contribute up to $16,500 to our 401(k) plan, 25% of which was matched by us. The plan allowed for 2009 “catch-up” contributions of up to $5,000 by participants over the age of 50, which were also subject to the same level of matching. Prior to 2009, the company match was 50%, but was decreased to 25% in 2009 as part of a broader effort to reduce our expenses in 2009. Beginning in 2010, we restored the company match to 50%.

          Long-Term Incentive Awards

          Our long-term incentive awards program is designed to pay a substantial portion of NEO compensation in the form of equity awards, including a mix of stock options, premium and performance stock options, restricted stock, performance shares and restricted stock units, to better align the NEOs’ interests with those of our stockholders, motivate our senior management team to achieve our key strategic, financial and non-financial goals, including product development goals, and reward superior performance. In recent years, the Compensation Committee awarded a combination of stock options, restricted stock and performance-based restricted stock. The Compensation Committee believes that these equity grants further our compensation philosophy by rewarding superior performance, measured in terms of our stock price, and through the vesting of performance-based restricted stock only upon the attainment of specified objectives, while serving as a retention tool.

          The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to the median Black-Scholes value of equity grants made by, and equity holdings of, comparable executives of companies in our Peer Group as compared to the Black-Scholes value of equity grants made to, and equity holdings of, our NEOs. The Compensation Committee also takes into consideration the NEO’s performance and role in the attainment of specific strategic, financial and operational objectives directly related to our strategic business plan, with reference to prior equity grants made to the NEO. In the case of new hires, the Compensation Committee also considers the NEO’s prior compensation and the value of any forfeited equity awards with his or her prior employer. The amount of equity compensation the Compensation Committee selects for these purposes in a given year is also dependent on the Compensation Committee’s assessment, for that year, of the appropriate balance between total cash and total equity compensation. The portion of the equity component that is tied to our performance is also evaluated annually for the purpose of determining if the proportion of the equity compensation award based on performance is consistent with our longer-term objectives.

          The following is a description of the forms of equity awards that may be made under our Amended and Restated 2004 Incentive Plan, which we refer to as the Incentive Plan:

          Stock Options. Stock options granted under the Incentive Plan vest on the basis of the passage of time and continued employment, and generally vest with 25% becoming exercisable on each of the first four anniversaries of the grant date. Stock options have a 10-year term and are granted with an exercise price equal to or, in the case of premium stock options, above the fair market value of our common stock on the date of grant.

          Performance-Based Stock Options. The Incentive Plan also allows for the award of performance-based stock options, which were awarded for the first time in 2009. The terms, conditions and period for the vesting of the performance-based stock options granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for performance-based stock options, the Compensation Committee may consider any one or a combination of our current needs, areas for improvement, areas for business opportunities, stage of drug development and prior years’ performance. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. Performance-based stock options have a 10-year term, with a vesting period that is generally shorter than that for stock options, and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

          Service-Based Restricted Stock. Service-based restricted stock granted under the Incentive Plan vest on the basis of the passage of time and continued employment, with restrictions generally lapsing as to one-third of the shares on each of the first three anniversaries of the date of grant. Recipients of service-based restricted stock receive dividends, to the extent paid by us, on the shares subject to a grant. Shares of service-based restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

          Performance-Based Restricted Stock. The terms, conditions and period for the vesting of performance-based restricted stock granted under these awards are established on a case-by-case basis by the Compensation Committee and approved by the Board of Directors. In determining performance objectives for an award year, some or all of which may take three years or more to determine the level of achievement, the Compensation Committee evaluates our current needs, areas for improvement, areas for business opportunities, stage of drug development and prior years’ performance. The Compensation Committee believes that the performance criteria it establishes are not readily achievable absent the consistent extraordinary efforts of our NEOs and their respective teams. As with service-based restricted stock recipients of performance-based restricted stock receive dividends, to the extent paid by us, on the shares subject to a grant. Shares of performance-based restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions thereon.

2009 Long-Term Incentive Awards

          Grants. In 2009, our long-term incentive compensation consisted of stock options, including performance stock options and performance-based restricted stock that vest only upon the achievement of specified conditions, and premium stock options that are exercisable above the fair market value of our common stock on the date of grant, service-based restricted stock and performance-based restricted stock, as described in the Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2009.

          February 2009 Annual and Promotional Grants. In February 2009, Messrs. Hamelin and Yachmetz received annual long-term incentive award compensation consisting of stock options, premium stock options and service-based restricted stock, and Dr. Horowitz received stock options. The Compensation Committee based its determination on each NEO’s individual and the company’s overall performance in 2008, and the business challenges facing the company in 2009. The grants made to Messrs. Hamelin and Yachmetz and Dr. Horowitz were targeted at the 75th percentile of the value of long-term incentive awards for similarly situated executives at companies in our Peer Group and, with respect to Dr. Horowitz, adjusted for individual performance. The Compensation Committee considered the increased responsibilities placed on certain individual members of senior management given the recent departures of our former Chief Executive Officer, Chief Financial Officer and Senior Vice President, Quality and Regulatory Affairs, and determined that long-term incentive awards targeted at the 75th percentile and adjusted for individual performance was appropriate.

          Also in February 2009, Mr. Gionco received a grant of stock options in connection with his promotion to the position of Group Vice President, Chief Financial Officer. The promotional grant to Mr. Gionco was targeted to align his equity holdings with similarly situated executives at our Peer Group and adjusted for his individual role and responsibilities within the company.

          The following annual long-term incentive grants, and, in the case of Mr. Gionco, a promotional grant, were made to each of the NEOs in February 2009:

Name	Service-based Restricted Stock	Stock Options	Premium Stock Options*

Paul Hamelin	50,000	100,000	40,000
Philip K. Yachmetz	25,000	50,000	15,000
David G. Gionco	—	60,000	—
Zebulun D Horowitz, M.D.	—	50,000	—

          * Premium stock options are exercisable at the closing price on the date of grant plus three dollars, an amount the Compensation Committee determined was an adequate increment over the then current stock price.

          May 2009 Grants. In May 2009, the Compensation Committee reviewed the retentive value of NEO long-term incentive compensation and determined that a special one-time grant should be made to each of the NEOs to increase the potential aggregate value of their existing equity awards. The Compensation Committee determined that an equity grant in the form of performance-based stock options that vest upon the attainment of the criteria set forth below prior to December 31, 2009, and in an amount targeted to increase the value of each NEO’s equity holdings to a level sufficient to maintain the retentive value of the NEO’s total equity holdings, was appropriate.

          One-time performance-based stock option grants were awarded to each of Messrs. Hamelin, Yachmetz and Gionco in the amount of 125,000, 75,000 and 37,500, respectively, with vesting of such awards to occur in full on the satisfaction of any one of the following conditions prior to December 31, 2009:

•	receipt of a “complete response letter” from the FDA constituting approval of the KRYSTEXXA BLA;

•	completion of a “change of control” transaction approved by the Board and satisfying specified criteria; or

•	completion of a worldwide licensing transaction for KRYSTEXXA at a specified aggregate value.

          November 2009 Grants. By early October 2009 the Compensation Committee concluded that the performance conditions of the May 2009 performance-based stock option grant award would not be met prior to December 31, 2009 and that these options would lapse without vesting. The Compensation Committee also concluded that while the performance-based stock options underlying the May 2009 grant would not be met in 2009, substantial progress had been made in addressing the issues included in the FDA’s complete response letter. The Compensation Committee, following an extensive review and discussions with Radford, determined that an award similar to the May 2009 award was appropriate and that the above three performance conditions would be retained, with achievement occurring on or prior to December 31, 2010. The Committee also determined that the optimal structure for these grants would be a mix of performance-based restricted stock and performance-based stock options designed to deliver the same value as the original May 2009 award if the designated performance milestones are achieved. The November 2009 grant was also in lieu of the annual long-term incentive award that would have been considered by the Committee in February 2010.

          Practices Regarding the Grant of Equity-Based Awards

          The Compensation Committee generally makes all annual equity grants to NEOs during the year-end review process, except in the case of newly-hired or promoted NEOs, who may receive equity grants upon hire or promotion. The Compensation Committee believes that it is appropriate that annual awards be made to approximately coincide with the year-end review process and the start of a new fiscal year in order that the Compensation Committee may evaluate the NEO’s performance for the preceding year, determine the extent to which financial, operational and strategic objectives were achieved, and evaluate each NEO’s contribution to these, and other measures, which are best determined based on a year-to-year comparison. We do not have a program, plan or practice to time equity grants to our NEOs with the release of material non-public information.

          All equity awards made to our NEOs, employees and directors are made pursuant to our Incentive Plan. As noted above, all stock options under the Incentive Plan are granted with an exercise price equal to or, in the case of premium stock options, above the fair market value of our common stock on the date of grant. Fair market value is defined under our Incentive Plan to be the closing price of a share of our common stock on the date of grant. We do not have any program, plan or practice of awarding options to NEOs and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

          Perquisites

          In February 2008, the Compensation Committee determined that the flexible spending allowance, and related tax gross-up payments, provided for by the employment agreements with certain of our NEOs could be adequately addressed in these NEOs’ compensation packages. Accordingly, these NEOs agreed to cease receiving the flexible spending allowance in exchange for an increase to their base salary in 2008 in the amount of the forfeited allowance, but not the related tax gross-up. In addition, we provide each of our NEOs with memberships in two airline clubs.

          All Other Benefits

          Our NEOs are eligible to receive benefits that all of our employees are entitled to receive, including life, medical and dental insurance, and may participate in our defined contribution and employee stock purchase plan on the same terms as all of our employees.

          Post-Termination Payments and Benefits

          Each of our NEOs is a party to an employment agreement with us, each of which we refer to as an employment agreement, pursuant to which he is entitled to specified post-termination payments and benefits, the terms of which are set forth below. These agreements provide for payments and benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause,” resigning for “Good Reason” under specified circumstances or termination upon a “Change in Control,” as these terms are defined in the employment agreements, as discussed below.

          The Compensation Committee periodically analyzes and reassesses the post-termination compensation arrangements in each NEO’s employment agreement to determine whether they are necessary and appropriate under the circumstances at the time and given the circumstances of each NEO. In conducting this analysis, the Compensation Committee considers the aggregate value of the equity awards made over time to each NEO as well as the aggregate value of all compensation that would result in the event of each triggering event under the post-termination compensation arrangements. In analyzing the continued necessity of these payments and their relative cost to us, the Compensation Committee compares the total “walk-away” amounts to the aggregate value of the equity awards made over time to our NEOs. Based on this examination, in 2007 the Compensation Committee determined that the aggregate value of the equity awards made over time to our NEOs, based on the then current share price, was not sufficiently high to justify the removal of the provisions regarding termination of employment, including severance payments and accelerated vesting, and that these provisions still served their original purpose as a retention device. The Compensation Committee reconfirmed these conclusions in 2009 as part of its annual assessment of NEO compensation.

          The Compensation Committee and the Board of Directors believe that these severance arrangements are an important part of the overall arrangements with our NEOs as they are intended to help secure their continued employment and dedication, notwithstanding any concern they may have at such time regarding their own continued employment, prior to or following a Change in Control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent maintain similar arrangements for their senior employees.

          Basis for Principal Executive Officer Compensation

          Our compensation program is designed to foster a pay-for-performance philosophy and ownership culture. In setting compensation levels for Mr. Hamelin the Compensation Committee reviewed the competitor and market data provided by Radford and targeted his overall compensation at approximately the median for our Peer Group companies.

          In February 2009, the Compensation Committee maintained Mr. Hamelin’s annual base salary at its December 31, 2008 level, and awarded him the following long-term incentive award grants: options to purchase 100,000 shares of our common stock, premium stock options, as described above, to purchase 40,000 shares of our common stock, and 50,000 shares of service-based restricted stock. In May 2009, Mr. Hamelin was awarded a performance-based stock option to purchase 125,000 shares of our common stock upon the achievement of specified performance targets. In November 2009, in place of the May 2009 grant, Mr. Hamelin was awarded 48,606 shares of performance-based stock options and 76,394 shares of performance-based restricted stock which vest upon the achievement of specified performance targets in 2010. Please see Long-Term Incentive Awards, 2009 Long-Term Incentive Awards, May 2009 Grants. In December 2009, Mr. Hamelin was awarded an annual non-equity incentive award of $207,060 based on an 85% factor for 2009 performance. Please see Grants of Plan-Based Awards Table for the Fiscal Year

Ended December 31, 2009. Mr. Hamelin’s base salary for 2010 is $420,210, representing a 3.5% pay increase from his 2009 base salary.

          Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and other officers whose compensation is required to be disclosed to the company’s stockholders under the Securities Exchange Act of 1934, as amended, by reason of being the three most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee considers it important to retain flexibility to design compensation programs that are in the best interest of us and our stockholders and, to this end, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Compensation Committee believes that compensation is appropriate and in the best interests of us and our stockholders, after taking into consideration changing business conditions and performance of our employees.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

          The Compensation and Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement filed in connection with the 2010 Annual Meeting of Stockholders.

By the Compensation and Human Resources Committee Stephen O. Jaeger (Chairperson) Herbert Conrad Alan Heller

SUMMARY COMPENSATION TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

          The following table includes information concerning compensation awarded during or for the fiscal year ended December 31, 2009 to our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Paul Hamelin	2009	406,000	297,000		499,125	207,060	5,500	1,414,685
President	2008	344,150	—		962,700	—	10,250	1,317,100
	2007	322,875	200,000		218,295	191,303	10,250	942,723

Philip K. Yachmetz	2009	388,212	148,500		233,142	164,990	5,500	940,344
Senior Vice President,	2008	388,212	—		524,025	—	10,250	922,487
General Council	2007	357,141	300,000		327,447	222,186	36,775	1,243,549

David G. Gionco	2009	273,985	—		220,655	92,960	4,125	591,725
Group Vice President, Chief	2008	223,143	190,255		78,780	80,053	7,750	579,981
Financial Officer and Treasurer	2007	209,524	147,300		—	80,667	7,750	445,241

Christopher G. Clement(4)	2009	23,639	—		—	—	1,825,207	1,848,846
Former President and Chief	2008	517,274	—		1,048,050	—	23.203	1,588,527
Executive Officer	2007	475,860	2,432,666	(5)	694,908	342,619	58,570	4,004,623

Brian J. Hayden(6)	2009	94,293	—		—	—	839,288	933,581
Former Senior Vice President, Chief	2008	332,049	—		431,550	—	10,250	773,849
Financial Officer and Treasurer	2007	317,750	344,300		218,295	188,267	10,250	1,078,862

Zebulun D. Horowitz (7)	2009	238,144	—		183,879	—	993,086	1,415,109
Former Senior Vice President	2008	378,700	—		524,025	—	10,250	912,975
and Chief Medical Officer	2007	329,715	300,000		327,447	206,072	34,275	1,197,509

Robert B. Lamm(8)	2009	83,489	—		—	—	755,151	838,640
Former Senior Vice President,	2008	294,000	—		369,900	—	10,250	674,150
Quality and Regulatory Affairs	2007	270,000	153,333		167,364	159,975	7,750	758,422

(1)

These amounts reflect the aggregate grant date fair value of the awards under FASB ASC Topic 718 that contain service, market or performance conditions. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the SEC, on March 1, 2010.

Included in this column are the grant date fair values of performance-based stock option and performance-based restricted stock awards granted in 2009. The grant date fair values of the performance shares included in the table for 2009 were: Mr. Hamelin: $0; Mr. Yachmetz: $0; and Mr. Gionco: $0. The performance shares distributed at the end of the performance period are dependent upon the achievement of performance and market related goals. Depending upon such achievement, the potential payouts range from 0% of the target number of performance shares to a maximum payout of

100% of the target number. The maximum grant date fair value of these performance-based awards were: Mr. Hamelin: $1.8 million; Mr. Yachmetz: $0.7 million; and Mr. Gionco: $0.5 million. No performance-based awards were granted in 2009 to Mr. Hayden or Drs. Lamm or Horowitz. Because the performance-based restricted stock is valued based on market factors and the price of our common stock, the value of the awards at distribution will be further affected by the achievement of the market goals and the price of our stock at the time of distribution.

(2)

Non-equity incentive plan compensation includes cash incentive awards made to each NEO based on the Board of Director’s evaluation of the NEO’s performance against established goals and objectives. Non-equity incentive awards for 2009 and 2007 were paid in December 2009 and March 2008, respectively. The employees who were NEO’s during 2008 were not entitled to any payouts under non-equity incentive plan awards for 2008. The 2008 award amount for Mr. Clement is based upon the terms of a General Release and Separation Agreement we entered into with Mr. Clement effective January 17, 2009, in connection with Mr. Clement’s resignation from his position as Chief Executive Officer in November 2008.

(3)	Categories and values of awards reported in All Other Compensation are set forth in the following table.

						Tax Gross-Up

Name	Year	Termination Account ($) (9)	Flexible Spending Account ($)	Car Allowance ($)	401K Employer Match ($)	Flexible Spending Account ($)	Car Allowance ($)	Total ($)

Paul Hamelin	2009	—	—	—	5,500	—	—	5,500
	2008	—	—	—	10,250	—	—	10,250
	2007	—	—	—	10,250	—	—	10,250

Philip K. Yachmetz	2009	—	—	—	5,500	—	—	5,500
	2008	—	—	—	10,250	—	—	10,250
	2007	—	15,000	—	10,250	11,525	—	36,775

David G. Gionco	2009	—	—	—	4,125	—	—	4,125
	2008	—	—	—	7,750	—	—	7,750
	2007	—	—	—	7,750	—	—	7,750

Christopher G. Clement	2009	1,824,161	—	411	292	—	343	1,825,207
	2008	—	—	9,000	7,288	—	6,915	23,203
	2007	—	20,000	9,000	7,288	15,367	6,915	58,570

Brian J. Hayden	2009	833,788	—	—	5,500	—	—	839,288
	2008	—	—	—	10,250	—	—	10,250
	2007	—	—	—	10,250	—	—	10,250

Zebulun D. Horowitz	2009	987,586	—	—	5,500	—	—	993,086
	2008	—	—	—	10,250	—	—	10,250
	2007	—	15,000	—	7,750	11,525	—	34,275

Robert B. Lamm	2009	751,026	—	—	4,125	—	—	755,151
	2008	—	—	—	10,250	—	—	10,250
	2007	—	—	—	7,750	—	—	7,750

(4)

Mr. Clement resigned in November 2008. On January 17, 2009, we entered into a General Release and Separation Agreement with Mr. Clement, pursuant to which we accrued severance costs of approximately $1.8 million for the year ended December 31, 2008, to be paid out over 24 months commencing 60 days following the date of his resignation. Such amount consists of (i) two times Mr. Clement’s annual salary, totaling approximately $1.0 million, (ii) a non-equity incentive award of 60% of two times annual base salary, totaling approximately $0.6 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 24 months, totaling approximately $46,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $123,000.

(5)

Stock awards for Mr. Clement in 2007 include a performance-based restricted stock award of 200,000 shares that contained a market condition, the vesting of which was contingent upon the price of our common stock achieving a certain pre-established stock price. Due to Mr. Clement’s resignation in November 2008, the required service period was not met and the award was cancelled.

(6)

Mr. Hayden was terminated in February 2009. On April 22, 2009, we entered into a General Release and Separation Agreement with Mr. Hayden, pursuant to which we accrued severance costs of approximately $0.8 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of notice of his termination. Such amount consists of (i) one and a half times Mr. Hayden’s annual salary, totaling approximately $0.5 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.2 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $45,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $42,000.

(7)

Dr. Horowitz resigned in June 2009. On August 17, 2009, we entered into a General Release and Separation Agreement with Dr. Horowitz, pursuant to which we accrued severance costs of approximately $1.0 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of his resignation. Such amount consists of (i) one and a half times Dr. Horowitz’s annual salary, totaling approximately $0.6 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.3 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $36,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $100,000.

(8)

Dr. Lamm resigned in February 2009. On April 22, 2009, we entered into a General Release and Separation Agreement with Dr. Lamm, pursuant to which we accrued severance costs of approximately $0.8 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of his resignation. Such amount consists of (i) one and a half times Dr. Lamm’s annual salary, totaling approximately $0.4 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.2 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $34,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $56,000.

(9)	Consists of amounts paid or accrued pursuant to an arrangement in connection with the termination of a NEO’s employment.

GRANTS OF PLAN-BASED AWARDS TABLE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

          The following table sets forth information with respect to options granted during or for the fiscal year ended December 31, 2009 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Target	Maximum	Target		Maximum

Paul Hamelin		207,060	207,060	—		—	—	—	—	0
	2/13/2009		—	—		—	50,000	—	5.94	297,000	(5)
	2/19/2009		—	—		—	—	100,000	5.27	367,759	(5)
	2/19/2009		—	—		—	—	40,000	8.27	131,366	(5)
	5/5/2009		—	125,000	(8)	125,000	—		5.37	0	(6)
	11/22/2009		—	48,606	(8)	48,606	—		13.81	0	(6)
	11/22/2009		—	76,394	(9)	76,394	—	—	13.81	0	(7)

Philip K. Yachmetz		164,990	164,990	—		—	—	—	—	0
	2/13/2009		—	—		—	25,000	—	5.94	148,500	(5)
	2/19/2009		—	—		—	—	50,000	5.27	183,880	(5)
	2/19/2009		—	—		—	—	15,000	8.27	49,263	(5)
	5/5/2009		—	75,000	(8)	75,000	—	—	5.37	0	(6)
	11/22/2009		—	14,582	(8)	14,582	—	—	13.81	0	(6)
	11/22/2009		—	22,918	(9)	22,918	—	—	13.81	0	(7)

David G. Gionco		92,960	92,960	—		—	—	—	—	0
	2/19/2009		—	—		—	—	60,000	5.27	220,656	(5)
	5/5/2009		—	37,500	(8)	37,500	—	—	5.37	0	(6)
	11/22/2009		—	14,582	(8)	14,582	—	—	13.81	0	(6)
	11/22/2009		—	22,918	(9)	22,918	—	—	13.81	0	(7)

Zebulun D. Horowitz	2/19/2009		—	—		—	—	50,000	5.27	183,880	(5)

(1)	Amounts represent actual non-equity incentive grant awards granted in 2009.

(2)

Consists of performance-based restricted stock and performance-based stock option awards granted under the Incentive Plan. These shares vest when certain strategic goals and criteria established by the Compensation Committee and approved by our Board of Directors are met. The grant date fair value of the awards are determined in accordance with FASB ASC Topic 718, which was $0 per share on May 5, 2009 and $0 per share on November 22, 2009. The maximum grant date fair value of these performance-based awards were: Mr. Hamelin: $1.8 million; Mr. Yachmetz: $0.6 million; and Mr. Gionco: $0.5 million.

(3)	Consists of shares of service-based restricted stock awarded under the Incentive Plan.

(4)	Consists of options to purchase shares of our common stock awarded under the Incentive Plan. The awards vest 25% on each of the first four anniversaries of the grant date.

(5)

Represents the aggregate grant date fair value of the award derived by multiplying the number of shares subject to each award by the grant date fair value of the award, calculated from our Black-Scholes option pricing model, in accordance with FASB ASC Topic 718.

(6)

Represents the aggregate grant date fair value of the performance-based stock option award derived by multiplying the number of shares awarded by the grant date fair value of the award, in accordance with FASB ASC Topic 718.

(7)

Represents the aggregate grant date fair value of the performance based restricted stock award derived by multiplying the number of shares awarded by the grant date fair value of the award, in accordance with FASB ASC Topic 718.

(8)	Represents performance-based stock option awards which vest upon the achievement of certain strategic milestones.

(9)	Represents shares of performance-based restricted stock which vest upon the achievement of certain strategic milestones.

          Employment Agreements

          During 2009, all of the NEOs were employed pursuant to employment agreements with us. Each employment agreement sets forth, among other things, the NEO’s base salary at the time the agreement was entered into, non-equity incentive award opportunities, and entitlement to participate in our benefit and equity incentive award plans. Each of the employment agreements is for an initial three-year term and is automatically renewable for additional one-year terms unless either we or the NEO gives notice of non-renewal at least 90 days prior to the expiration date of the employment agreement.

          The employment agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by us, including participation in the Incentive Plan, and to receive specified post-termination payments upon termination under specified circumstances. Please see Potential Payments Upon Termination or Change in Control for a description of such employment agreements.

          Equity Awards

          The Compensation Committee granted stock options, premium and performance-based stock options, restricted stock and performance-based restricted stock to our NEOs pursuant to the Incentive Plan in 2009. Performance-based stock options and performance-based restricted stock vest if and when pre-determined strategic, financial and operational objectives determined by the Compensation Committee and approved by the Board of Directors are achieved. If these objectives are not met within the time period specified in the grants, then the portion of the performance-based stock options and the performance-based restricted stock allocated to such objectives are forfeited. Holders of performance-based restricted stock may not vote these securities in stockholder votes. Please see Compensation Discussion & Analysis—Components of Executive Compensation—Long-Term Incentive Awards—Performance Shares and 2009 Long-Term Incentive Awards for a description of the performance targets to be met.

          Salary and Non-Equity Incentive Awards in Proportion to Total Compensation

          As described in Compensation Discussion & Analysis—Compensation Philosophy and Objectives, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program better aligns our NEOs’ interests with the interests of our stockholders, while also permitting the Compensation Committee to help motivate NEOs to pursue specific short and long-term performance goals. Please see Compensation Discussion & Analysis—Compensation Philosophy and Objectives for a description of the objectives of our compensation program and overall compensation philosophy.

OUTSTANDING EQUITY AWARDS
AT FISCAL YEAR ENDED DECEMBER 31, 2009

          The following table includes information with respect to the value of all unexercised options and restricted stock previously awarded to our NEOs for the fiscal year end December 31, 2009.

	Option Awards						Stock Awards

Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable	Numbers of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Paul Hamelin	—		48,606	(7)	13.81	12/31/2010	50,000		680,500	76,394	1,039,722
	—	40,000			8.27	2/19/2019	4,620		62,878	15,375	209,254
	—	100,000			5.27	2/19/2019	—		—	6,930	94,317
	37,500	112,500			4.53	12/19/2018	—		—	9,500	129,295
	10,000	30,000			20.59	2/15/2018	—		—	—	—
	12,127	12,128			14.43	2/15/2017	—		—	—	—
	28,947	14,250			12.11	12/8/2016	—		—	—	—
	23,769	15,000			5.11	5/23/2016	—		—	—	—

Philip K. Yachmetz	—		14,582	(7)	13.81	12/31/2010	25,000		340,250	22,918	311,914
	—	15,000			8.27	2/19/2019	6,930		94,317	16,575	255,586
	—	50,000			5.27	2/19/2019	—		—	10,395	141,476
	10,625	31,875			20.59	2/15/2018	—		—	22,500	306,225
	18,191	18,192			14.43	2/15/2017	—		—	—	—
	101,250	33,750			12.11	12/8/2016	—		—	—	—
	31,125	10,375			4.62	2/15/2016	—		—	—	—
	12,500	—			2.78	4/12/2015	—		—	—	—
	72,500	—			2.42	5/28/2014	—		—	—	—

David G. Gionco	—		14,582	(7)	13.81	12/31/2010	5,000	(3)	68,050	22,918	311,914
	—	60,000			5.27	2/19/2019	5,000	(4)	68,050	—	—
	6,500	19,500			4.53	12/19/2018	6,500	(4)	88,465	—	—
	—	7,500			4.32	2/6/2016	8,600	(4)	117,944	—	—

(1)	All stock options vest at a rate of 25% on each of the first four anniversaries of the date of grant.

(2)	Restricted stock awards vest at a rate of 33% of the shares on each of the first three anniversaries of the date of grant

(3)	Restricted stock award vests at a rate of 25% of the shares on each of the first four anniversaries, respectively, of the date of grant.

(4)	Restricted stock awards vest at a rate of 50% of the shares on the second and fourth anniversary, respectively, of the date of the grant.

(5)	The market value of stock awards is based on the closing price of our common stock as of December 31, 2009, which was $13.61 per share.

(6)

Consists of performance-based restricted stock granted under the Incentive Plan. These shares vest when certain goals and objectives established by the Compensation Committee are met. For a description of the performance goals and objectives highlighted in these awards, please see Compensation Discussion & Analysis-Components of Executive Compensation-Long Term Incentive Awards-Performance-Based Restricted Stock.

(7)

Consists of performance-based stock options granted under the Incentive Plan. These shares vest when certain strategic goals and objectives established by the Compensation Committee are met. These awards will be cancelled if the strategic goals and objectives established by the Compensation Committee for the awards are not met by December 31, 2010. For a description of the strategic goals and objectives highlighted in these awards, please see Compensation Discussion & Analysis-Components of Executive Compensation-Long Term Incentive Awards-Performance-based Stock Options.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2009

          The following table includes information with respect to option exercises and the vesting of performance and service based restricted stock for our NEOs during the fiscal year ended December 31, 2009.

Name	Options Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Paul Hamelin	—	—	14,953	134,905
Philip K. Yachmetz	—	—	28,596	283,560
David G. Gionco	7,500	87,225	14,334	112,348
Christopher G. Clement	549,106	2,869,572	31,396	211,295
Brian J. Hayden	50,000	268,835	9,217	53,283
Zebulun D. Horowitz	190,441	1,123,963	24,060	221,768
Robert B. Lamm	81,933	536,438	11,075	65,497

(1)	The value realized represents the difference between the market price of the underlying securities at exercise and the exercise price multiplied by the number of shares exercised.

(2)

The value realized represents the number of shares of service or performance-based restricted stock vested in 2009 under the Incentive Plan multiplied by the market value of the underlying shares on the vesting date.

Equity Compensation Plan Information

          The following table summarizes information about our equity compensation plans by type as of December 31, 2009.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (2) (3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)

Equity compensation plans approved by security holders (1)	2,507,844	$8.30	2,544,244
Equity compensation plans not approved by security holders	—	—	—
Total	2,507,844	$8.30	2,544,244

(1)	Includes all outstanding service-based and performance-based stock options awarded under the Incentive Plan to our NEOs, non-executive employees and members of our Board of Directors.

(2)	Excludes 500,187 shares of service-based restricted stock and 216,938 shares of performance-based restricted stock that were unvested and not forfeited as of December 31, 2009.

(3)

Under our 1998 Employee Stock Purchase Plan, participants are granted the right to purchase our common stock on certain dates within a pre-determined purchase period at 85% of the lower of our stock price on the first or last day of the period. Accordingly, the number of shares to be issued in connection with this plan is indeterminable and is excluded from this column.

(4)	Consists of shares of our common stock available for issuance under the Incentive Plan and the 1998 Employee Stock Purchase Plan as of December 31, 2009.

          Potential Payments upon Termination or Change in Control

          As noted under Compensation Discussion & Analysis—Post-Termination Payments and Benefits, we entered into an employment agreement with each of our current and former NEOs that provide for payments of specified benefits, as described in the table below, upon the termination of the NEO’s employment. The NEO’s rights upon a termination of his employment depend upon the circumstances of the termination. The definition of “Change in Control,” as used in the employment agreements, is set forth below.

          In the event that we terminate Mr. Hamelin’s employment at any time for any reason other than Cause, as defined in his employment agreement, we are required to pay Mr. Hamelin a payment equal to the product determined by multiplying his annual base salary by two and his targeted annual non-equity incentive award by 1.75 in periodic payments in accordance with our payroll policies. In addition, Mr. Hamelin will receive continuation of medical, life and disability insurance and similar benefits for 18 months. In the event that Mr. Hamelin terminates his employment with us at any time for Good Reason, as defined in his employment agreement, we are required to pay Mr. Hamelin a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by 1.5 in periodic payments in accordance with our payroll policies. In the event of a termination for Good Reason, Mr. Hamelin will receive continuation of medical, life and disability insurance and similar benefits for 18 months. However, Mr. Hamelin will receive 2.25 times his salary and his targeted annual non-equity incentive award if within 24 months following a Change in Control we terminate Mr. Hamelin for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Hamelin terminates his employment for Good Reason or we or any successor materially breaches any material provision of his employment agreement.

          In the event that we terminate Mr. Yachmetz’ employment at any time for any reason other than Cause, or Mr. Yachmetz terminates his employment for Good Reason, as defined in his employment agreement, we are required to pay Mr. Yachmetz a payment equal to the product determined by multiplying his base salary and his target annual non-equity incentive award by 1.75, which we refer to as the Yachmetz Service Multiplier, in periodic payments in accordance with our payroll policies. In addition, Mr. Yachmetz will receive continuation of medical, life and disability insurance and similar benefits for that number of months equal to the Yachmetz Service Multiplier times 12. However, the Yachmetz Service Multiplier is 2.25 if within 24 months following a Change in Control we terminate Mr. Yachmetz for any reason other than Cause, death or disability, or fail to renew his employment agreement (if it would otherwise have expired during the period), or Mr. Yachmetz terminates his employment for Good Reason, or we or a successor materially breaches any material provision of his employment agreement.

          David Gionco has served as our Chief Financial Officer since February 2009. In the event that we terminate Mr. Gionco’s employment at any time for any reason other than Cause, or he terminates his employment for Good Reason, as defined in his employment agreement, Mr. Gionco will be entitled to receive his base salary for a period of 52 weeks. In addition, Mr. Gionco will receive continuation of medical, life and disability insurance and similar benefits during this period. In the event Mr. Gionco’s employment is terminated due to his disability, he will be entitled to a pro rata portion of his short-term non-equity incentive award for the year in which the disability occurred.

          As Mr. Clement resigned in November 2008, which resignation is being treated as a termination without Cause, as defined in his employment agreement, we are required to pay Mr. Clement a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by two in periodic payments in accordance with our payroll policies. In addition, Mr. Clement will receive continuation of medical, life and disability insurance and similar benefits for 24 months commencing 60 days following the date of his resignation. Mr. Clement would have been “grossed-up” for any “golden parachute” excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, that he would have had to pay as a result of severance payments, however, as these taxes were not triggered no such gross-up was made.

          As Mr. Hayden was terminated in February 2009, and Drs. Lamm and Horowitz resigned, in February 2009 and June 2009, respectively, which resignations and termination are each being treated as a termination without Cause, as defined in each of their respective employment agreements, we are required to pay each NEO a payment equal to the product determined by multiplying his annual base salary and his targeted annual non-equity incentive award by 1.5 in periodic payments in accordance with our payroll policies. In addition, each will receive continuation of medical, life and disability insurance and similar benefits for 18 months.

          Each of Messrs. Clement, Hamelin and the other NEOs, with the exception of Mr. Gionco, agreed pursuant to the terms of his employment agreement that $45,000, $45,000 and $40,000, respectively, of the amount to which he is entitled will be withheld by us for 12 months following the termination of his employment agreement to ensure compliance with the non-solicitation and non-competition covenants of his employment agreement, except that there is no such withholding if the termination is within 24 months of a Change in Control. Following the termination of employment of a NEO for any reason other than for Cause, we will reimburse the NEO for the costs of all outplacement services obtained by him for two and one half years in the case of Mr. Clement, and two years in the case of any of the other NEOs, with the exception of Mr. Gionco, from the termination of his employment with us, up to a maximum of 20% of his base salary in effect on the date of the termination of his employment for Messrs. Clement and Yachmetz and Dr. Horowitz and 10% for Messrs. Hayden and Hamelin and Dr. Lamm. Each of our NEOs is subject to a non-competition covenant for a period of 6 months following the effective date of his termination from employment.

          Additionally, upon a termination in connection with a Change in Control, all options, restricted stock and performance shares held by our current NEOs shall immediately vest.

          Pursuant to their employment agreements, each of the NEOs agreed that during the term of his respective employment agreement and for six months thereafter he will not compete with us. In addition, each of the NEOs agreed that during the term of his respective employment agreement and for 12 months thereafter he will not solicit our employees. These covenants terminate if, following a Change in Control, we terminate the NEO’s employment without Cause or if the NEO terminates his employment for Good Reason.

          For purposes of the employment agreements, a “Change in Control” shall be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a)

any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (i) a merger of Savient in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) a consolidation or merger that would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity immediately after such consolidation or merger and that would result in the members of the Board of Directors immediately prior to such consolidation or merger (including for this purpose any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members) constituting a majority of the board (or equivalent governing body) of the continuing or surviving entity immediately after such consolidation or merger;

(b)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(c)	our stockholders approve any plan or proposal for our liquidation or dissolution;

(d)

any person shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(e)

during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority of the Board of Directors unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          The amount of compensation payable, and value of benefits provided, to each NEO upon termination for Cause, termination for Good Reason, and termination following a Change in Control is shown in the tables below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of the NEO’s separation from us.

Termination Without Cause Payment and Benefit Estimates
as of December 31, 2009

Name	Salary and Bonus ($)	Accrued and Unused Vacation ($)	Stock Options ($)(1)		Service-Based Restricted Stock ($)(2)		Performance Shares ($)(1)	Health and Benefits Continuation ($)	Outplacement Services ($)	Total($)

Paul Hamelin	1,238,300	16,192	—		254,598		—	37,681	40,600	1,587,371
Philip K. Yachmetz	1,019,057	15,462	—		182,417		—	55,658	77,642	1,350,236
David G. Gionco	280,000	11,154	—		136,899		—	31,253	—	459,306
Christopher G. Clement(3)	1,655,277	19,895	3,012,413	(7)	211,295	(8)	—	45,533	103,455	5,047,868
Brian J. Hayden (4)	747,111	8,940	280,250	(9)	6,042	(10)	—	44,532	33,205	1,120,080
Zebulun D. Horowitz (5)	852,075	24,179	1,171,101	(11)	147,585	(12)	—	35,592	75,740	2,306,272
Robert B. Lamm (6)	661,500	26,290	546,592	(13)	12,108	(14)	—	33,836	29,400	1,309,726

(1)	Pursuant to the Incentive Plan and NEO employment agreements, there is no acceleration of vesting of stock options or performance shares upon a termination without Cause.

(2)

The vesting of service-based restricted stock is based on a pro-rata calculation applying the applicable percentage defined in the restricted stock agreement times the number of days that have elapsed from the date of the agreement or the last vesting period. Restricted stock that is deemed vested is valued using the closing market price of $13.61 per share at December 31, 2009.

(3)

Pursuant to the terms of Mr. Clement’s employment agreement and General Release and Separation Agreement, we accrued severance costs of approximately $1.8 million for the year ended December 31, 2008, to be paid out over 24 months commencing 60 days following the date of his resignation. Such amount consists of (i) two times Mr. Clement’s annual salary, totaling approximately $1.0 million, (ii) a non-equity incentive award of 60% of two times annual base salary, totaling approximately $0.6 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 24 months, totaling approximately $46,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $123,000.

(4)

Pursuant to Mr. Hayden’s employment agreement and General Release and Separation Agreement, we accrued severance costs of approximately $0.8 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of notice of his termination. Such amount consists of (i) one and a half times Mr. Hayden’s annual salary, totaling approximately $0.5 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.2 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $45,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $42,000.

(5)

Pursuant to Dr. Horowitz’s employment agreement and General Release and Separation Agreement, we accrued severance costs of approximately $1.0 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of his resignation. Such amount consists of (i) one and a half times Dr. Horowitz’s annual salary, totaling approximately $0.6 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.3 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $36,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $100,000.

(6)

Pursuant to Dr. Lamm’s employment agreement and General Release and Separation Agreement, we accrued severance costs of approximately $0.8 million during the year ended December 31, 2009, to be paid out over 18 months commencing 60 days following the date of his resignation. Such amount consists of (i) one and a half times Dr. Lamm’s annual salary, totaling approximately $0.4 million, (ii) a non-equity incentive award of 50% of one and a half times annual base salary, totaling approximately $0.2 million, (iii) continuation of healthcare, dental, life and accidental death and disability insurance coverage for a period of 18 months, totaling approximately $34,000, and (iv) accrued and unused vacation days and outplacement assistance, totaling approximately $56,000.

(7)

Represents the intrinsic value of Mr. Clement’s vested stock options and unvested stock options that vested prior to July 17, 2009, based on the difference between the strike price of the stock options and the closing price of our common stock on the exercise date.

(8)

Represents the value of Mr. Clement’s previously unvested restricted stock awards that vested, on a pro rata basis, as of January 17, 2009. This amount is based on the number of shares that vested, 31,396, valued at the closing price of our common stock of January 17, 2009, which was $6.73.

(9)

Represents the intrinsic value of Mr. Hayden’s vested stock options and unvested stock options that vested prior to April 13, 2009, based on the difference between the strike price of the stock options and the closing price of our common stock on the exercise date.

(10)

Represents the value of Mr. Hayden’s previously unvested restricted stock awards that vested, on a pro rata basis, as of April 13, 2009. This amount is based on the number of shares that vested, 1,264, valued at the closing price of our common stock of April 13, 2009, which was $4.78.

(11)

Represents the intrinsic value of Mr. Horowitz’s vested stock options and unvested stock options that vested prior to August 17, 2009, based on the difference between the strike price of the stock options and the closing price of our common stock on the exercise date.

(12)

Represents the value of Mr. Horowitz’s previously unvested restricted stock awards that vested, on a pro rata basis, as of August 17, 2009. This amount is based on the number of shares that vested, 11,630, valued at the closing price of our common stock of August 17, 2009, which was $12.69.

(13)

Represents the intrinsic value of Mr. Lamm’s vested stock options and unvested stock options that vested prior to April 13, 2009, based on the difference between the strike price of the stock options and the closing price of our common stock on the exercise date.

(14)

Represents the value of Mr. Lamm’s previously unvested restricted stock awards that vested, on a pro rata basis, as of April 13, 2009. This amount is based on the number of shares that vested, 2,533, valued at the closing price of our common stock of April 13, 2009, which was $4.78.

Termination by Executive for Good Reason Payment and Benefit Estimates
as of December 31, 2009

			Accelerated Vesting of Equity Value

Name	Salary and Bonus($)	Accrued and Unused Vacation ($)	Stock Options ($)	Restricted Stock ($)	Performance Shares ($)	Health and Benefits Continuation($)	Outplacement Services ($)	Total($)(1)

Paul Hamelin	974,400	16,192	—	—	—	37,681	40,600	1,068,873
Philip K. Yachmetz	1,019,057	15,462	—	—	—	55,658	77,642	1,167,819
David G. Gionco	280,000	11,154	—	—	—	31,253	—	322,407

(1)

Pursuant to the Incentive Plan and NEO employment agreements, there is no acceleration of vesting of stock options, service-based restricted stock or performance shares based upon a termination for Good Reason. Additionally, there is no pro-rata vesting of an NEO’s unvested restricted stock upon a termination for Good Reason.

Termination upon a Change in Control Payment and Benefit Estimates as of December 31, 2009

			Accelerated Vesting of Equity Value

Name	Salary and Bonus ($)	Accrued and Unused Vacation ($)	Stock Options ($)(1)	Restricted Stock ($)(2)	Performance Shares ($)(3)	Health and Benefits Continuation ($)	Outplacement Services ($)	Total($)

Paul Hamelin	1,461,600	16,192	2,217,984	743,378	1,472,588	56,521	40,600	6,008,863
Philip K. Yachmetz	1,310,216	15,462	640,996	434,567	985,201	71,560	77,642	3,535,644
David G. Gionco	280,000	11,154	747,135	342,509	311,914	31,253	—	1,723,965

(1)

Stock options that become vested due to the Change in Control are valued using the closing market price of $13.61 per share at December 31, 2009, less the exercise price on the grant date. Each NEO has exercisable shares and the number of these shares can be found in the column entitled “Number of Securities Underlying Unexercised Options Exercisable” in the Outstanding Equity Awards Table.

(2)	Restricted stock that becomes vested due to the Change in Control are valued using the closing market price of $13.61 per share at December 31, 2009.

(3)	Performance shares that become vested due to the Change in Control are valued using the closing market price of $13.61 per share at December 31, 2009.

DIRECTOR COMPENSATION

          We refer to our directors who are neither executive officers nor employees of Savient or our subsidiaries as our outside directors. Only outside directors receive remuneration for their service on the Board of Directors or any committee.

          The Compensation Committee periodically reviews director compensation and targets such compensation at between the median and 75th percentile of compensation received by directors of companies in our Peer Group. Moreover, we base compensation for our outside directors upon the recommendations of our external compensation consultants, which the Compensation Committee engaged to assist in reviewing, evaluating, updating and refining compensation for our senior management and our outside directors. This review was performed by Radford and comprised of an analysis of two main variables: director compensation and the methods practiced in delivering such compensation to directors at companies in our Peer Group. Based on this analysis, we determined that the total compensation provided to our outside directors does not require adjustment as it meets the intended target and remains competitive, and the manner in which we provide equity compensation to our outside directors is consistent with the practices used by companies in our Peer Group. As a result, no changes were made to our Director Compensation Program in 2009

          Equity-Based Compensation

          Each of our outside directors, with the exception of our Chairman, is granted annually on the day of our annual meeting of stockholders the number of shares of service-based restricted stock or restricted stock units, at the director’s election, having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The service-based restricted stock grants vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, each outside director, with the exception of the Chairman, is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $40,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Directors may exercise vested options during the six-month period following termination of Board service, except following death, in which case the exercise period is one year.

          Cash Compensation

          Each of our outside directors, with the exception of our Chairman, receives $20,000 annually in cash, and a fee of $1,500 for each Board meeting attended in person and $1,000 for each meeting attended by telephone. Members of our Compensation Committee and our Nominating and Corporate Governance Committee, other than the chairpersons, are paid $5,000 annually, and each chairperson of these committees is paid $10,000 annually. Members of the Audit and Finance Committee, other than the chairperson, are paid $7,500 annually, and the chairperson is paid $15,000 annually. Each committee member and committee chairperson receives a fee of $1,500 for each committee meeting attended in person and $1,000 for telephonic attendance, even if held on the same day as a meeting of the Board of Directors. Each member of the BLA Oversight Committee, other than the chairperson, was paid $15,000 annually, and the chairperson was paid $30,000 annually. The committee member and the committee chairperson each received a fee of $3,000 for each committee meeting attended whether in person or by telephone, even if held on the same day as a meeting of the Board of Directors. The BLA Oversight Committee member, the committee chairperson and the Chairman of the Board each received a fee $3,000 for any day spent in furtherance of service on the BLA Oversight Committee. All annual cash compensation amounts paid to outside directors are paid in quarterly installments, and all directors are reimbursed for their expenses in connection with attendance at Board and committee meetings.

          Additionally, we committed to pay Dr. Simon a total of $500,000 during 2009 in connection with his retention as a consultant to more closely supervise the KRYSTEXXA BLA process and the preparation for the FDA Arthritis Advisory Committee panel. Dr. Simon did not receive an annual retainer or meeting or service fees for participation in the BLA Oversight Committee.

          Chairman Compensation

          Our Chairman is granted annually on the day of our annual meeting of stockholders the number of shares of service-based restricted stock or restricted stock units having an aggregate fair market value of $80,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The service-based restricted stock award vests quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Restricted stock units vest one year from the date of grant and are deferred at the director’s election. Additionally, our Chairman is granted annually on the day of our annual meeting of stockholders the number of options to purchase shares of our common stock having an aggregate fair market value of $80,000 based on the closing price of our common stock as quoted by The Nasdaq Global Market on the date of grant. The options vest quarterly on each of the three-month anniversaries of the annual meeting, with the final portion vesting on the earlier of the end of the final three-month period or the date of that year’s annual meeting. Our Chairman also receives $43,000 annually in cash, paid quarterly in arrears, and a fee of $2,000 for each Board of Directors meeting attended in person and $1,500 for telephonic attendance. Our Chairman is also a member of the Audit and Finance Committee and the chairperson of the Compensation Committee, and is an ex-officio member of the Nominating and Corporate Governance Committee and the BLA Oversight Committee. He is entitled to compensation for his attendance at committee meetings on which he serves, but not for his attendance at any other committee meetings. During 2009, our Chairman also received $3,000 for any day spent in support of the BLA Oversight Committee.

          In addition, in December 2009, our Chairman was awarded a special one time grant of such number of service-based restricted stock totaling $100,000 based on the grant date fair value for his extraordinary service and commitment to the company. The shares vest on the earlier of one year from the grant date or a licensing or change of control transaction of the company.

          The table below summarizes the compensation paid by us to directors for the fiscal year ended December 31, 2009.

Director Summary Compensation Table for the Fiscal Year ended December 31, 2009

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (3)(4)	Total ($)

Herbert Conrad	$67,861	$39,996	$56,310	$164,167
Ginger Constantine (5)	16,625	49,162	51,386	117,172
Alan Heller	141,542	39,996	56,310	237,848
Stephen Jaeger	166,000	179,991	112,625	458,616
Joseph Klein III	69,000	39,996	56,310	165,306
Lee Simon	594,396	39,996	56,310	690,702
Virgil Thompson	73,000	39,996	56,310	169,306

(1)

Reflects the grant date fair values of the restricted stock units, service-based restricted stock and performance-based restricted stock awards in accordance with FASB ASC Topic 718 for awards granted in 2009. In 2009, performance-based restricted shares were granted to our Chairman of the Board, Steve Jaeger. This award vests upon the achievement of certain strategic performance or service conditions. The grant date fair value of the performance-based restricted stock included in the table for 2009 for Mr. Jaeger was $99,994. The maximum grant date fair value of this performance-based award is $99,994. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(2)

As of December 31, 2009, each director had outstanding, the following numbers of service-based restricted stock or units under the Incentive Plan: Dr. Constantine: 6,828 units; Mr. Conrad and Dr. Simon: 3,724 shares; Messrs. Heller and Klein: 7,448 units; Mr. Jaeger: 14,897 units; and Mr. Thompson: 7,448 units.

(3)

Reflects the grant date fair values of the stock options in accordance with FASB ASC Topic 718 for awards granted in 2009 pursuant to the Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 10 to our Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(4)

As of December 31, 2009, each director had outstanding, the following numbers of options to purchase shares of our common stock awarded under the Incentive Plan: Mr. Conrad: 66,466 shares; Ms. Constantine: 7,137 shares; Mr. Heller: 38,609 shares; Mr. Jaeger: 135,052 shares; Mr. Klein: 38,609 shares; Dr. Simon: 45,109 shares and Mr. Thompson: 141,466 shares.

(5)	Represents compensation received since Dr. Constantine’s appointment to the Board in June 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows the number of shares of our common stock beneficially owned on April 26, 2010 by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each of the directors individually, (3) each of the executive officers named in the Summary Compensation Table on page 21 and (4) all executive officers and directors as a group. Except as set forth in footnotes 2 through 5 below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers or directors are direct or indirect beneficial owners of the shares. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after April 26, 2010 through the exercise or conversion of any stock option or other right. Except as otherwise set forth below, the street address of each beneficial owner is c/o Savient Pharmaceuticals, Inc., One Tower Center, 14th Floor, East Brunswick, New Jersey 08816.

Name of Beneficial Owner	Shares Beneficially Owned	% Beneficially Owned

BlackRock, Inc. (1)	5,355,120	7.9%

SAC Capital (2)	5,278,096	7.8%

Sectoral Asset Management (3)	3,743,048	5.5%

Palo Alto Investors (4)	3,493,179	5.2%

Oppenheimer Funds, Inc. (5)	3,415,344	5.1%

Herbert Conrad (6)	93,315	*

Ginger Constantine, M.D. (7)	20,793	*

David Gionco (8)	83,217	*

Paul Hamelin (9)	360,054	*

Allan L. Heller (10)	69,931	*

Stephen O. Jaeger (11)	206,150	*

Joseph Klein III (12)	59,931	*

Lee S. Simon, M.D. (13)	67,345	*

Virgil Thompson (14)	192,802	*

Philip K. Yachmetz (15)	509,552	*

All directors and executive officers (16)	1,663,090	2.5%

* Less than 1 percent

(1)

Based solely upon a Schedule 13G filed on January 29, 2010 by BlackRock, Inc., to which we refer as BlackRock. Blackrock beneficially owns 5,355,120 shares of our common stock. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(2)

Based solely upon a Schedule 13G/A filed on February 16, 2010 by S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., CR Intrinsic Investors, LLC, Sigma Capital Management, LLC and Steven A. Cohen, to which we refer collectively as S.A.C. Capital. S.A.C. Capital Advisors, L.P. has shared voting power as to 1,952,621 shares of our common stock and shared dispositive power as to 1,952,621 shares of our common stock. S.A.C. Capital Advisors, Inc. has shared voting power as to 1,952,621 shares of our common stock and shared dispositive power as to 1,952,621 shares of our common stock. CR Intrinsic Investors, LLC has shared voting power as to 1,535,859 shares of our common stock and shared dispositive power as to 1,535,859 shares of our common stock. Sigma Capital Management, LLC has shared voting power as to 1,789,616 shares of our common stock and shared dispositive power as to

1,789,616 shares of our common stock. Steven A. Cohen has shared voting power as to 5,278,096 shares of our common stock and shared dispositive power as to 5,278,096 shares of our common stock. The address of (i) S.A.C. Capital Advisors, L.P., S.A.C. Capital Advisors, Inc., CR Intrinsic Investors, LLC, and Steven A. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902; and (ii) Sigma Capital Management, LLC is 540 Madison Avenue, New York, New York, 10022.

(3)

Based solely upon a Schedule 13G/A filed on February 12, 2010 by Sectoral Asset Management, Inc., Jérôme G. Pfund and Michael L. Sjöström, to which we refer collectively as the Sectoral Investors. The Sectoral Investors beneficially own and have sole dispositive power as to 3,743,048 shares of our common stock and sole voting power as to 2,799,414 shares of our common stock. The address of the Sectoral Investors is 2120-1000 Sherbrooke St., West Montreal, PQ H3A 3G4, Canada.

(4)

Based solely upon a Schedule 13G/A filed on February 12, 2010 by William Leland Edwards, Anthony Joonkyoo Yun, M.D., Palo Alto Investors and Palo Alto Investors, LLC, to which we refer collectively as Palo Alto Investors. The Palo Alto Investors beneficially own 3,493,179 shares of our common stock. The Palo Alto Investors beneficially own and have shared voting power and dispositive power as to 3,463,179 shares of our common stock and William Leland Edwards has sole voting power and dispositive power as to 30,000 shares of our common stock. The address of the Palo Alto Investors is 470 University Avenue, Palo Alto, California 94301.

(5)

Based solely upon a Schedule 13G filed on February 2, 2010 by Oppenheimer Funds, Inc. to which we refer to as Oppenheimer Funds. Oppenheimer Funds beneficially owns 3,415,344 shares of our common stock. Oppenheimer Funds has shared voting power and dispositive power as to 3,415,344 shares of our common stock. The address of Oppenheimer Funds is Two World Financial Center, 225 Liberty Street, New York, New York, 10281.

(6)

Includes 66,466 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Conrad had unvested options to purchase 2,622 shares of common stock.

(7)

Includes 7,137 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mrs. Constantine had no unvested options to purchase shares of common stock.

(8)

Includes 29,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Gionco had unvested options to purchase 64,500 shares of common stock.

(9)

Includes 185,077 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Hamelin had unvested options to purchase 257,815 shares of common stock.

(10)

Includes 38,609 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Heller had unvested options to purchase 2,622 shares of common stock.

(11)

Includes 135,051 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Jaeger had unvested options to purchase 5,244 shares of common stock.

(12)

Includes 38,609 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Klein had unvested options to purchase 2,622 shares of common stock.

(13)

Includes 45,109 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Simon had unvested options to purchase 2,622 shares of common stock.

(14)

Includes 141,466 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Thompson has unvested options to purchase 2,622 shares of common stock.

(15)

Includes 292,537 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, Mr. Yachmetz had unvested options to purchase 112,846 shares of common stock.

(16)

Includes 979,061 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 26, 2010. As of April 26, 2010, our directors and executive officers together had unvested options to purchase 453,515 shares of common stock.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

          General Information

          The Audit and Finance Committee of the Board of Directors has appointed McGladrey & Pullen, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The submission of this matter for approval by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not approve the selection of McGladrey, the selection of such firm as our independent registered public accountants will be reconsidered by the Audit and Finance Committee.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE RATIFICATION
OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

          Report of the Audit and Finance Committee

          The Audit and Finance Committee has reviewed Savient’s audited financial statements and management’s report on internal controls over financial reporting for the year ended December 31, 2009 and has discussed these financial statements with Savient’s management and registered public accounting firm.

          Savient’s management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness and legality of the accounting principles and reporting policies that we use. Savient’s registered public accounting firm is responsible for auditing our financial statements annually, for reporting on certain matters to the Audit and Finance Committee, for reviewing its unaudited interim financial statements and for auditing management’s report on internal controls over financial reporting. The Audit and Finance Committee is responsible for providing independent, objective oversight of these processes.

          The Audit and Finance Committee has received from, and discussed with, Savient’s registered public accounting firm various communications that the registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

          Savient’s registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee has discussed with the registered public accounting firm its independence from Savient.

          Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit and Finance Committee recommended to Savient’s Board of Directors that the audited financial statements be included in Savient’s Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit and Finance Committee of the Board of Directors
Joseph Klein III (Chairperson)
Stephen O. Jaeger
Virgil Thompson

Registered Public Accounting Firm’s Fees and Other Matters

          The following table summarizes the fees of McGladrey & Pullen, LLP, our current registered public accounting firm, billed to us for the period beginning January 1, 2008 through December 31, 2009:

	2009 McGladrey & Pullen	2008 McGladrey & Pullen
Audit Fees(1)	$511,501	$598,000
Audit-Related Fees(2)	70,950	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$582,451	$598,000

(1)	Audit Fees

Audit fees consist of fees related to professional services rendered during 2009 and 2008 in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in each of our Quarterly Reports on Form 10-Q, and other professional services provided by our registered public accounting firm in connection with statutory or regulatory filings or engagements.

(2)	Audit-Related Fees

Audit related fees in 2009 primarily include assurance and related services in connection with our registered direct offering and underwritten public offering.

(3)	Tax Fees

There were no fees to report in this category for 2009 and 2008.

(4)	All Other Fees

There were no fees to report in this category for 2009 and 2008.

          Pre-approval Policy and Procedures

          The Audit and Finance Committee pre-approves all audit and non-audit services performed by our registered public accounting firm prior to the engagement of the registered public accounting firm with respect to such services. The Audit and Finance Committee has authorized the committee’s chairperson to approve fees for permissible non-audit services, up to $100,000 per service, provided the underlying service has previously been approved by the Audit and Finance Committee. The Committee chairperson informs the Audit and Finance Committee of such approval at its next regularly scheduled meeting.

          Representatives of McGladrey & Pullen, LLP are expected to attend the 2010 Annual Meeting of Stockholders and have an opportunity to make a statement and/or respond to appropriate questions from stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Global Market. We assist our executive officers and directors in complying with these filing requirements. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based on a review of copies of the reports and written representations from our executive officers and directors, we believe that, during 2009, our executive officers, directors and 10% stockholders have complied with all Section 16(a) filing requirements, except as described below. Due to an administrative error, each of our directors, with the exception of Dr. Constantine, failed to timely file a Form 4 with respect to annual Director stock grants on May 5, 2009. These directors each filed such Form 4 with the SEC on May 13, 2009,with the exception of Mr. Jaeger, whose Form 4 was filed on May 14, 2009.

OTHER MATTERS

          Our Board of Directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

          In order to be considered for addition to the agenda for the 2011 Annual Meeting of Stockholders and to be included in the proxy statement and form of proxy, stockholder proposals should be addressed to the Secretary of Savient and must be received at our corporate offices no later than January 3, 2011.

          Stockholders who wish to make a proposal at the 2011 Annual Meeting of Stockholders—other than one that will be included in our proxy materials—should notify Savient no earlier than December 3, 2010 and no later than January 3, 2011. If a stockholder who wishes to present a proposal fails to notify Savient by this date, the proxies that the Board of Directors solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

By Order of the Board of Directors,

Philip K. Yachmetz
Secretary
East Brunswick, New Jersey
May 3, 2010

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

June 8, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.savient.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

â	Please detach along perforated line and mail in the envelope provided.	â

20730000000000000000 5	060810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Herbert Conrad
		¡	Ginger Constantine, M.D.
☐	WITHHOLD AUTHORITY	¡	Alan L. Heller
	FOR ALL NOMINEES	¡	Stephen O. Jaeger
		¡	Joseph Klein III
☐	FOR ALL EXCEPT	¡	Lee S. Simon, M.D.
	(See instructions below)	¡	Virgil Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote “FOR”		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2010 fiscal year.	☐	☐	☐

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SAVIENT PHARMACEUTICALS, INC.

June 8, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.savient.com

â	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.	â

20730000000000000000 5	060810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote “FOR”
1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡	Herbert Conrad
		¡	Ginger Constantine, M.D.
☐	WITHHOLD AUTHORITY	¡	Alan L. Heller
	FOR ALL NOMINEES	¡	Stephen O. Jaeger
		¡	Joseph Klein III
☐	FOR ALL EXCEPT	¡	Lee S. Simon, M.D.
	(See instructions below)	¡	Virgil Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

The Board of Directors recommends a vote “FOR”
		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the 2010 fiscal year.	☐	☐	☐

The below-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.



SAVIENT PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Paul R. Hamelin and Philip K. Yachmetz, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Savient Pharmaceuticals, Inc. held of record by the undersigned on April 26, 2010, at the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, June 8, 2010, at the Hilton East Brunswick, Three Tower Center Boulevard, East Brunswick, New Jersey, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side.)

14475